Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES
THIRD QUARTER DIVIDEND OF $0.35 PER SHARE
AND ANNOUNCES JUNE 30, 2011 FINANCIAL RESULTS

THIRD QUARTER 2011 DIVIDEND DECLARED

New York, NY — August 4, 2011 — Ares Capital Corporation (“Ares Capital”) (NASDAQ:  ARCC) announced that its Board of Directors has declared a third quarter dividend of $0.35 per share, payable on September 30, 2011 to stockholders of record as of September 15, 2011.

JUNE 30, 2011 FINANCIAL RESULTS

Ares Capital also announced financial results for its second quarter ended June 30, 2011.

HIGHLIGHTS

Financial

(in millions, except per share data)

	Q2-11		Q2-10
	Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS (excluding professional fees and other costs related to the acquisition of Allied Capital Corporation (the “Allied Acquisition”)(2)(3)		$0.34		$0.32
Net investment income	$43.8	$0.21	$49.5	$0.26
Net realized gains (losses)	$(16.8)	$(0.08)	$11.9	$0.06
Net unrealized gains	$10.0	$0.05	$72.8	$0.38
Gain on the Allied Acquisition	$—	$—	$195.9	$1.03
GAAP net income	$36.9	$0.18	$330.2	$1.73

•                  Total fair value of portfolio investments:

•                  June 30, 2011: $4.6 billion (including $0.9 billion acquired in the Allied Acquisition)

•                  June 30, 2010: $3.8 billion (including $1.7 billion acquired in the Allied Acquisition)

(1) All per share amounts are basic and diluted.

(2) Ares Capital acquired Allied Capital Corporation on April 1, 2010.

(3) Basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition) is a non-GAAP financial measure. Core EPS (excluding professional fees and other costs related to the Allied Acquisition) is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the Allied Acquisition, realized and unrealized gains and losses, any incentive management fees attributable to such realized and unrealized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliation of basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition) to the most directly comparable GAAP financial measure is set forth in Schedule 1 hereto.

•                  Stockholders’ equity:

•                  June 30, 2011: $3.1 billion

•                  June 30, 2010: $2.7 billion

•                  Net assets per share:

•                  June 30, 2011: $15.28

•                  June 30, 2010: $11.21

•                  Dividends declared per share:

•                  Second Quarter 2011: $0.35

•                  Second Quarter 2010: $0.35

Portfolio Activity

(dollar amounts in millions)

	Q2-11	Q2-10
Portfolio Activity During the Period:
Gross commitments	$889.5	$409.9
Exits of commitments(4)	$375.8	$681.3
Average total investments at fair value	$4,389.4	$3,444.2

Portfolio as of the End of the Period:
Number of portfolio company investments(5)	148	188
Weighted average yield of debt and income producing securities:
At fair value(6)	12.4%	13.4%
At amortized cost(7)	12.5%	13.4%
Weighted average yield of debt and income producing securities for investments acquired in the Allied Acquisition:
At fair value(6)	15.6%	13.9%
At amortized cost(7)	15.3%	14.3%

OPERATING RESULTS

For the quarter ended June 30, 2011, Ares Capital reported GAAP net income of $36.9 million or $0.18 per share (basic and diluted). Basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition)(3) for the quarter ended June 30, 2011 was $0.34 per share. Net investment income for the quarter ended June 30, 2011 was $43.8 million, or $0.21 per share (basic and diluted), which included a GAAP capital gains incentive fee accrual of $24.6 million, or $0.12 per share, associated with the change in cumulative net realized and unrealized gains as well as the application of the recent amendment to our investment advisory and management agreement with Ares Capital’s investment adviser that provided that the capital gains portion of the incentive fee with respect to the assets purchased in the Allied Acquisition be calculated using the actual purchase price paid by Ares Capital for the assets as the “cost” of such assets even when GAAP required Ares Capital to record their cost at fair value. Net realized and unrealized losses for the quarter ended June 30, 2011 were $6.8 million, or $0.03 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including acquisitions, the recognition of realized gains and losses and unrealized appreciation and depreciation.  As a result, quarterly comparisons of net income may not be meaningful.

(4) Includes exits in Q2-11 and Q2-10 of $212.1 million and $151.0 million, respectively, of commitments acquired as part of the Allied Acquisition.

(5) Includes 60 and 99 portfolio companies for Q2-11 and Q2-10, respectively, purchased as part of the Allied Acquisition.

(6) Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt included in such securities, divided by (b) total debt and income producing securities at fair value included in such securities.

(7) Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt included in such securities, divided by (b) total debt and income producing securities at amortized cost included in such securities.

As of June 30, 2011, total assets were $4.9 billion, stockholders’ equity was $3.1 billion and net asset value per share was $15.28.

In the second quarter of 2011, Ares Capital made $889.5 million in new commitments, including commitments to eight new portfolio companies, seven existing portfolio companies and three additional companies (made through the Senior Secured Loan Fund LLC (the “Senior Secured Loan Program”)). For these new commitments, fifteen were sponsored transactions. As of June 30, 2011, 81 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $889.5 million in new commitments made during the second quarter of 2011, approximately 87% were made in first lien senior secured debt, 1% in second lien senior secured debt, 7% in subordinated certificates of the Senior Secured Loan Program (the proceeds of which were applied to co-investments with GE Global Sponsor Finance LLC and General Electric Capital Corporation (together, “GE”) to fund first lien senior secured loans through the Senior Secured Loan Program), 3% in senior subordinated debt and 2% in equity/other securities. Of these commitments, 93% were in floating rate debt securities of which 93% contained interest rate floors. During the second quarter, significant new commitments included:

•                  $270 million in first lien senior revolving and term loans of a manufacturer of glass doors and related products serving the global commercial refrigeration market;

•                  $114 million in first lien senior revolving, delayed draw and term loans of a dental services provider;

•                  $112 million in first lien senior revolving, delayed draw and term loans and equity of an information technology security software provider;

•                  $34 million co-investment in the Senior Secured Loan Program for the program to provide a unitranche loan to a specialty spring and fastener manufacturer, together with a direct investment by Ares Capital of $50 million in a first lien delayed draw senior loan;

•                  $63 million in first lien senior revolving and term loans and equity of an anesthesia management services provider;

•                  $58 million in first lien senior revolving and term loans of an over-the-counter drugs manufacturer; and

•                  $38 million in first lien senior revolving, delayed draw and term loans, senior subordinated loan and equity of a manufacturer of plastic protection products.

The fair value of Ares Capital’s portfolio investments at June 30, 2011 was approximately $4.6 billion, including $3.8 billion in debt and income producing securities. These investments were comprised of approximately 49% of senior secured debt securities (37% in first lien assets and 12% in second lien assets), 16% of subordinated certificates in the Senior Secured Loan Program (the proceeds of which were applied to co-investments with GE to fund first lien senior secured loans through the program), 16% of senior subordinated debt securities, 17% of equity/other securities and 2% of collateralized loan obligations. As of June 30, 2011, the weighted average yield of debt and income producing securities in the Company’s portfolio at fair value was 12.4%(6) (12.5% at amortized cost(7)) and 57% of the Company’s investments at fair value were in floating rate securities.

President Michael Arougheti commented, “Our second quarter results were solid with improved core earnings per share, strong net investment growth and better credit quality as evidenced by a reduction in our non-accrual statistics and an increase in our weighted average investment rating.  Our core earnings per share increased from $0.31 in the first quarter to $0.34 in the second quarter primarily driven by higher investment income and an increase in our weighted average investment spread.  Despite the portfolio growth, we ended the quarter with a net debt to equity ratio of 0.49x and up to $920 million in debt capacity and cash available for new investments.  In our view, market conditions have improved from the first quarter and our significant backlog and pipeline reflects the strength in new issue activity and the attractiveness of our scale and flexible capital to middle market companies and sponsors.”

PORTFOLIO QUALITY

Ares Capital Management LLC, our investment adviser, employs an investment rating system to categorize our investments. In addition to various risk management and monitoring tools, our investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to our initial cost basis in respect of such portfolio investment (i.e., at the time of acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to our initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to our initial cost basis that is similar to the risk to our initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to our ability to ultimately recoup the cost of our investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to our ability to recoup the cost of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to our ability to recoup the cost of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance.  For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is not anticipated that we will be repaid in an amount equal to our full initial cost basis. For investments graded 1 or 2, our investment adviser enhances its level of scrutiny over the monitoring of such portfolio company.

As of June 30, 2011, the weighted average grade of the investments in our portfolio (excluding investments acquired in connection with the Allied Acquisition), the investments in our portfolio acquired in connection with the Allied Acquisition and the investments in our portfolio as a whole were 3.1, 2.8, and 3.1, respectively.

Loans on non-accrual status as of June 30, 2011 were as follows:

•                  1.9% of our investments (excluding investments acquired in connection with the Allied Acquisition) at amortized cost (0.6% at fair value);

•                  1.6% of our investments acquired in connection with the Allied Acquisition at amortized cost (1.0% at fair value); and

•                  3.5% of the investments in our portfolio as a whole at amortized cost (or 1.6% at fair value).

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2011, Ares Capital had $85 million in cash and cash equivalents and $1.6 billion in total indebtedness outstanding at carrying value ($1.7 billion at principal amount). Subject to leverage and borrowing base restrictions, Ares Capital had approximately $0.9 billion available for additional borrowings under its existing credit facilities as of June 30, 2011.

On April 27, 2011, we redeemed the remaining balance of the 6.000% notes due on April 1, 2012 (the “2012 Notes”) that we assumed in the Allied Acquisition for a total redemption price (including a redemption premium) of $169.3 million, in accordance with the terms of the indenture governing the 2012 Notes, which resulted in a loss on the extinguishment of debt of $10.5 million.

SECOND QUARTER 2011 DIVIDEND

For the three months ended June 30, 2011, Ares Capital declared a dividend on May 3, 2011 of $0.35 per share for a total of approximately $72 million. The record date was June 15, 2011 and the dividend was paid on June 30, 2011.

RECENT DEVELOPMENTS

As of August 1, 2011, since June 30, 2011 we had made new investment commitments of $583 million, of which $435 million were funded. Of these new commitments, 93% were in first lien senior secured debt, 4% were in investments in subordinated certificates of the SSLP (the proceeds of which were applied to co-investments with GE to fund first lien senior secured loans), 2% were in equity securities, and 1% were in second lien senior secured debt. Of the $583 million of new investment commitments, 98% were floating rate with a weighted average spread at amortized cost of 6.9%.

As of August 1, 2011, since June 30, 2011 we had exited $62 million of investments. Of these investments, 42% were in second lien senior secured debt, 24% were in collateralized loan obligations, 18% were in first lien senior secured debt, and 16% were in senior subordinated debt. Of the $62 million of these exited investments, 83% were floating rate investments with a weighted average spread at amortized cost of 7.8%. Of the remaining investments, 17% were fixed rate investments with a weighted average yield at amortized cost of 13.5%. Also, of the $62 million of investments exited since June 30, 2011, $2 million were investments acquired as part of the Allied Acquisition.

In addition, as of August 1, 2011, we had an investment backlog and pipeline of $780 million and $440 million, respectively. We may syndicate a portion of these investments and commitments to third parties. The consummation of any of the investments in this backlog and pipeline depends upon, among other things: satisfactory completion of our due diligence investigation of the prospective portfolio company, our acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. We cannot assure you that we will make any of these investments or that we will syndicate any portion of such investments and commitments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on August 4, 2011, at 11:00 a.m. (ET) to discuss its financial results for the second quarter ended June 30, 2011. PLEASE VISIT OUR WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF OUR WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the home page of the Investor Resources section of our website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (866) 843-0890. International callers can access the conference call by dialing +1 (412) 317-9250.  All callers will need to enter the Participant Elite Entry Number 7301840 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  For interested parties, an archived replay of the call will be available one hour after the end of the conference through August 19, 2011 to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088.  For all replays, please reference account number 10001609.  An archived replay will also be available on a webcast link located on the home page of the Investor Resources section of our website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. With offices in Atlanta, Chicago, Los Angeles, New York and Washington, D.C., Ares Capital is a specialty finance company that provides integrated debt and equity financing solutions to U.S. middle-market companies. Ares Capital invests primarily in first- and second-lien loans and mezzanine debt, which in some cases includes an equity component. To a lesser extent, Ares Capital also makes equity investments. Ares Capital is externally managed by Ares Capital Management LLC, a wholly owned subsidiary of Ares Management LLC, a global alternative asset manager and a Securities and Exchange Commission registered investment adviser. As of June 30, 2011, Ares Management LLC had approximately $41 billion of committed capital under management.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

AVAILABLE INFORMATION

Ares Capital’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescapitalcorp.com. The information on Ares Capital’s website is not deemed incorporated by reference herein.

CONTACT

Carl Drake
Ares Capital Corporation
888-818-5298

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands, except per share data)

	As of
	June 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Investments at fair value (amortized cost of $4,584,902 and $4,291,955, respectively)	$4,643,163	$4,317,990
Cash and cash equivalents	84,889	100,752
Receivable for open trades	26,492	8,876
Interest receivable	78,695	72,548
Other assets	78,292	62,380
Total assets	$4,911,531	$4,562,546
LIABILITIES
Debt	$1,620,142	$1,378,509
Management and incentive fees payable	89,883	52,397
Accounts payable and accrued expenses	39,703	34,742
Interest and facility fees payable	25,579	21,763
Payable for open trades	1,943	24,602
Total liabilities	1,777,250	1,512,013
STOCKHOLDERS’ EQUITY
Common stock, par value $.001 per share, 400,000 and 300,000 common shares authorized, respectively, 205,130 and 204,419 common shares issued and outstanding, respectively	205	204
Capital in excess of par value	3,271,594	3,205,326
Accumulated overdistributed net investment income	(62,960)	(11,336)
Accumulated net realized loss on investments, foreign currency transactions, extinguishment of debt and other assets	(132,819)	(169,696)
Net unrealized gain on investments	58,261	26,035
Total stockholders’ equity	3,134,281	3,050,533
Total liabilities and stockholders’ equity	$4,911,531	$4,562,546
NET ASSETS PER SHARE	$15.28	$14.92

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	For the three months ended		For the six months ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INVESTMENT INCOME:
Interest from investments	$111,273	$104,062	$221,833	$165,598
Capital structuring service fees	20,154	7,692	31,112	9,793
Dividend income	6,677	3,424	15,468	3,905
Management fees	4,601	4,129	8,050	5,616
Interest from cash & cash equivalents	41	17	94	28
Other income	1,561	2,266	3,441	3,160
Total investment income	144,307	121,590	279,998	188,100
EXPENSES:
Interest and credit facility fees	28,593	23,110	58,768	31,698
Incentive management fees	41,746	14,973	72,687	23,117
Base management fees	17,414	11,682	34,144	20,138
Professional fees	4,781	3,454	7,246	5,958
Administrative fees	2,459	2,378	4,884	3,609
Professional fees and other costs related to the acquisition of Allied Capital Corporation	733	12,534	900	16,323
Other general and administrative	2,911	3,232	5,829	5,487
Total expenses	98,637	71,363	184,458	106,330
NET INVESTMENT INCOME BEFORE INCOME TAXES	45,670	50,227	95,540	81,770
Income tax expense, including excise tax	1,907	686	3,954	524
NET INVESTMENT INCOME	43,763	49,541	91,586	81,246
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS AND FOREIGN CURRENCIES:
Net realized gains (losses):
Investments	(6,374)	12,307	56,195	7,341
Foreign currency transactions	—	—	—	85
Net realized gains (losses)	(6,374)	12,307	56,195	7,426
Net unrealized gains (losses):
Investments	9,992	72,813	32,226	122,556
Foreign currency transactions	—	—	—	(152)
Net unrealized gains	9,992	72,813	32,226	122,404
Net realized and unrealized gains from investments and foreign currency transactions	3,618	85,120	88,421	129,830
GAIN ON THE ACQUISITION OF ALLIED CAPITAL CORPORATION	—	195,876	—	195,876
REALIZED LOSS ON EXTINGUISHMENT OF DEBT	(10,458)	(383)	(19,318)	(383)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$36,923	$330,154	$160,689	$406,569
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.18	$1.73	$0.79	$2.57
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING — BASIC AND DILUTED	204,752	191,045	204,586	157,978

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS (excluding professional fees and other costs related to the acquisition of Allied Capital Corporation (the “Allied Acquisition”)) to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months ended June 30, 2011 and 2010 are provided below.

	For the three months ended June 30,
	2011 (unaudited)		2010 (unaudited)
Basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition)(1)	$0.34		$0.32
Professional fees and other costs related to the Allied Acquisition	(0.01)		(0.06)
Net realized and unrealized gains (losses)	(0.03)		0.44
Gain on the Allied Acquisition	—		1.03
Incentive management fees attributable to net realized and unrealized gains	(0.12	)(2)	—
Income tax expense related to realized gains	—		—
Basic and diluted GAAP EPS	$0.18		$1.73

(1)      Basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition) is a non-GAAP financial measure. Core EPS (excluding professional fees and other costs related to the Allied Acquisition) is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the Allied Acquisition, realized and unrealized gains and losses, any incentive management fees attributable to such realized and unrealized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

(2)      As mentioned above, basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition) excludes any incentive management fees attributable to realized and unrealized gains and losses.  For the three months ended June 30, 2011, incentive management fees attributable to net realized and unrealized gains includes the capital gains incentive fee accrual under GAAP associated with the change in cumulative net realized and unrealized gains as well as the application of the recent amendment to our investment advisory and management agreement that provided that the capital gains portion of the incentive fee with respect to the assets purchased in the Allied Acquisition be calculated using the actual purchase price paid by Ares Capital for the assets as the “cost” of such assets even when GAAP required Ares Capital to record their cost at fair value.